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                                                                    EXHIBIT 11.1

                            TICKETMASTER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                            FISCAL YEAR ENDED JANUARY 31,
                                                      -----------------------------------------
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
Basic weighted average number of common shares
  outstanding.......................................   15,310,405     17,222,459     25,846,344
Common stock equivalents from outstanding stock
  options...........................................          n/a            n/a        438,211
                                                      -----------    -----------    -----------
Weighted average shares including the dilutive
  effect of stock options...........................   15,310,405     17,222,459     26,284,555
                                                      ===========    ===========    ===========
Net income (loss)...................................  $    (8,095)   $     1,792    $     8,147
                                                      ===========    ===========    ===========
Basic earnings (loss) per share.....................  $      (.53)   $       .10    $       .32
                                                      ===========    ===========    ===========
Diluted earnings (loss) per share...................  $      (.53)   $       .10    $       .31
                                                      ===========    ===========    ===========